Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present our assets and liabilities as of September 30, 2021 and revenue and expenses for the three and nine months ended September 30, 2021 and 2020 and cash flows for the nine months ended September 30, 2021 and 2020. The tables further present our assets, liabilities, revenue, expenses and cash flows that are intended to be attributed to the Liberty SiriusXM Group, Liberty Braves Group (“Braves Group”) and the Liberty Formula One Group (“Formula One Group”), respectively. The reattribution, as described in note 1, is reflected in the attributed financial statements on a prospective basis from April 22, 2020. The financial information should be read in conjunction with our condensed consolidated financial statements for the nine months ended September 30, 2021 included in this Quarterly Report on Form 10-Q.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Liberty SiriusXM Group, Braves Group and the Formula One Group, our tracking stock capital structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty SiriusXM common stock, Liberty Braves and Liberty Formula One common stock does not affect the rights of our creditors.

SUMMARY ATTRIBUTED FINANCIAL DATA

Liberty SiriusXM Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2021	2020

	amounts in millions
Cash and cash equivalents	$529	996
Investments in affiliates, accounted for using the equity method	$874	886
Intangible assets not subject to amortization	$24,952	24,924
Intangible assets subject to amortization, net	$1,310	1,471
Total assets	$31,497	32,081
Deferred revenue	$1,500	1,721
Long-term debt, including current portion	$13,754	13,000
Deferred tax liabilities	$2,206	2,116
Attributed net assets	$8,130	8,250
Noncontrolling interest	$3,959	4,505

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020

	amounts in millions
Revenue	$2,198	2,025	6,415	5,851
Cost of Sirius XM Holdings services (1)	$(998)	(895)	(2,920)	(2,611)
Other operating expenses (1)	$(67)	(64)	(197)	(196)
Selling, general and administrative expense (1)	$(402)	(363)	(1,122)	(1,055)
Operating income (loss)	$604	451	1,467	1,276
Interest expense	$(130)	(116)	(373)	(347)
Gains (losses) on dilution of investment in affiliate	$142	—	152	1
Income tax (expense) benefit	$(108)	(22)	(126)	(88)
Net earnings (loss) attributable to noncontrolling interests	$71	68	215	210
Earnings (loss) attributable to Liberty stockholders	$342	12	668	138
(1)	Includes stock-based compensation expense as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020

	amounts in millions
Cost of services	$11	11	33	32
Other operating expenses	9	11	26	31
Selling, general and administrative expense	34	39	99	110
	$54	61	158	173

Braves Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2021	2020

	amounts in millions
Cash and cash equivalents	$134	151
Property and equipment, net	$777	799
Investments in affiliates, accounted for using the equity method	$108	94
Intangible assets not subject to amortization	$323	323
Intangible assets subject to amortization, net	$22	24
Total assets	$1,625	1,571
Deferred revenue	$73	90
Long-term debt, including current portion	$718	670
Deferred tax liabilities	$63	52
Attributed net assets	$300	291

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020

	amounts in millions
Revenue	$234	110	466	143
Selling, general and administrative expense (1)	$(28)	(17)	(73)	(39)
Operating income (loss)	$30	(16)	21	(93)
Share of earnings (losses) of affiliates, net	$9	(5)	20	(2)
Unrealized gains (losses) on intergroup interest	$12	(10)	(15)	78
Income tax (expense) benefit	$(10)	7	(8)	31
Earnings (loss) attributable to Liberty stockholders	$36	(31)	2	(16)
(1)	Includes stock-based compensation expense of $3 million and $9 million for the three and nine months ended September 30, 2021, respectively, and stock-based compensation expense of $2 million and benefit of $10 million for the three and nine months ended September 30, 2020, respectively.

Formula One Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2021	2020

	amounts in millions
Cash and cash equivalents	$2,195	1,684
Investments in affiliates, accounted for using the equity method	$34	38
Intangible assets not subject to amortization	$3,957	3,956
Intangible assets subject to amortization, net	$3,601	3,883
Total assets	$11,835	11,191
Long-term debt, including current portion	$3,626	3,759
Redeemable noncontrolling interests in equity of subsidiary	$575	—
Attributed net assets	$6,481	6,550

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020

	amounts in millions
Revenue	$668	597	1,349	660
Cost of Formula 1 revenue	$(449)	(551)	(931)	(610)
Selling, general and administrative expense (1)	$(51)	(43)	(141)	(127)
Operating income (loss)	$68	(115)	(22)	(403)
Interest expense	$(32)	(31)	(93)	(114)
Share of earnings (losses) of affiliates, net	$(2)	1	27	(109)
Realized and unrealized gains (losses) on financial instruments, net	$2	55	107	75
Unrealized gains (losses) on intergroup interest	$(32)	(15)	(37)	(170)
Income tax (expense) benefit	$(55)	8	36	60
Earnings (loss) attributable to Liberty stockholders	$(50)	(95)	(41)	(638)
(1)	Includes stock-based compensation of $8 million and $5 million for the three months ended September 30, 2021 and 2020, respectively, and $21 million and $17 million for the nine months ended September 30, 2021 and 2020, respectively.

BALANCE SHEET INFORMATION

September 30, 2021

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$529	134	2,195	—	2,858
Trade and other receivables, net	652	50	110	—	812
Other current assets	632	127	161	—	920
Total current assets	1,813	311	2,466	—	4,590
Intergroup interests (note 1)	310	—	179	(489)	—
Investments in affiliates, accounted for using the equity method (note 1)	874	108	34	—	1,016

Property and equipment, at cost	2,781	997	203	—	3,981
Accumulated depreciation	(1,645)	(220)	(85)	—	(1,950)
	1,136	777	118	—	2,031

Intangible assets not subject to amortization
Goodwill	15,110	180	3,957	—	19,247
FCC licenses	8,600	—	—	—	8,600
Other	1,242	143	—	—	1,385
	24,952	323	3,957	—	29,232
Intangible assets subject to amortization, net	1,310	22	3,601	—	4,933
Other assets	1,102	84	1,480	(49)	2,617
Total assets	$31,497	1,625	11,835	(538)	44,419

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 3)	$(16)	(37)	53	—	—
Accounts payable and accrued liabilities	1,272	55	191	—	1,518
Current portion of debt	1,900	12	661	—	2,573
Deferred revenue	1,500	73	421	—	1,994
Other current liabilities	69	6	28	—	103
Total current liabilities	4,725	109	1,354	—	6,188
Long-term debt (note 1)	11,854	706	2,965	—	15,525
Deferred income tax liabilities	2,206	63	—	(49)	2,220
Redeemable intergroup interests (note 1)	—	241	248	(489)	—
Other liabilities	623	206	188	—	1,017
Total liabilities	19,408	1,325	4,755	(538)	24,950
Redeemable noncontrolling interests in equity of subsidiary	—	—	575	—	575
Equity / Attributed net assets	8,130	300	6,481	—	14,911
Noncontrolling interests in equity of subsidiaries	3,959	—	24	—	3,983
Total liabilities and equity	$31,497	1,625	11,835	(538)	44,419

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2021

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,198	—	—	2,198
Formula 1 revenue	—	—	668	668
Other revenue	—	234	—	234
Total revenue	2,198	234	668	3,100
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	671	—	—	671
Programming and content	142	—	—	142
Customer service and billing	128	—	—	128
Other	57	—	—	57
Cost of Formula 1 revenue	—	—	449	449
Subscriber acquisition costs	70	—	—	70
Other operating expenses	67	154	—	221
Selling, general and administrative	402	28	51	481
Impairment, restructuring and acquisition costs, net of recoveries	(95)	—	—	(95)
Depreciation and amortization	152	22	100	274
	1,594	204	600	2,398
Operating income (loss)	604	30	68	702
Other income (expense):
Interest expense	(130)	(6)	(32)	(168)
Share of earnings (losses) of affiliates, net	2	9	(2)	9
Realized and unrealized gains (losses) on financial instruments, net	(42)	—	2	(40)
Gains (losses) on dilution of investment in affiliate	142	—	—	142
Unrealized gains (losses) on intergroup interests (note 1)	20	12	(32)	—
Other, net	(75)	1	2	(72)
	(83)	16	(62)	(129)
Earnings (loss) before income taxes	521	46	6	573
Income tax (expense) benefit	(108)	(10)	(55)	(173)
Net earnings (loss)	413	36	(49)	400
Less net earnings (loss) attributable to the noncontrolling interests	71	—	3	74
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	(2)	(2)
Net earnings (loss) attributable to Liberty stockholders	$342	36	(50)	328

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2020

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,025	—	—	2,025
Formula 1 revenue	—	—	597	597
Other revenue	—	110	—	110
Total revenue	2,025	110	597	2,732
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	602	—	—	602
Programming and content	123	—	—	123
Customer service and billing	119	—	—	119
Other	51	—	—	51
Cost of Formula 1 revenue	—	—	551	551
Subscriber acquisition costs	110	—	—	110
Other operating expenses	64	90	—	154
Selling, general and administrative	363	17	43	423
Depreciation and amortization	142	19	118	279
	1,574	126	712	2,412
Operating income (loss)	451	(16)	(115)	320
Other income (expense):
Interest expense	(116)	(6)	(31)	(153)
Share of earnings (losses) of affiliates, net	(183)	(5)	1	(187)
Realized and unrealized gains (losses) on financial instruments, net	(39)	—	55	16
Unrealized gains (losses) on intergroup interests (note 1)	25	(10)	(15)	—
Other, net	(36)	(1)	5	(32)
	(349)	(22)	15	(356)
Earnings (loss) before income taxes	102	(38)	(100)	(36)
Income tax (expense) benefit	(22)	7	8	(7)
Net earnings (loss)	80	(31)	(92)	(43)
Less net earnings (loss) attributable to the noncontrolling interests	68	—	3	71
Net earnings (loss) attributable to Liberty stockholders	$12	(31)	(95)	(114)

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2021

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$6,415	—	—	6,415
Formula 1 revenue	—	—	1,349	1,349
Other revenue	—	466	—	466
Total revenue	6,415	466	1,349	8,230
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,974	—	—	1,974
Programming and content	407	—	—	407
Customer service and billing	372	—	—	372
Other	167	—	—	167
Cost of Formula 1 revenue	—	—	931	931
Subscriber acquisition costs	245	—	—	245
Other operating expenses	197	316	—	513
Selling, general and administrative	1,122	73	141	1,336
Impairment, restructuring and acquisition costs, net of recoveries	13	—	—	13
Depreciation and amortization	451	56	299	806
	4,948	445	1,371	6,764
Operating income (loss)	1,467	21	(22)	1,466
Other income (expense):
Interest expense	(373)	(18)	(93)	(484)
Share of earnings (losses) of affiliates, net	(181)	20	27	(134)
Realized and unrealized gains (losses) on financial instruments, net	(42)	1	107	66
Gains (losses) on dilution of investment in affiliate	152	—	—	152
Unrealized gains (losses) on intergroup interest (note 1)	52	(15)	(37)	—
Other, net	(66)	1	11	(54)
	(458)	(11)	15	(454)
Earnings (loss) before income taxes	1,009	10	(7)	1,012
Income tax (expense) benefit	(126)	(8)	36	(98)
Net earnings (loss)	883	2	29	914
Less net earnings (loss) attributable to the noncontrolling interests	215	—	19	234
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	51	51
Net earnings (loss) attributable to Liberty stockholders	$668	2	(41)	629

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2020

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$5,851	—	—	5,851
Formula 1 revenue	—	—	660	660
Other revenue	—	143	—	143
Total revenue	5,851	143	660	6,654
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,759	—	—	1,759
Programming and content	351	—	—	351
Customer service and billing	359	—	—	359
Other	142	—	—	142
Cost of Formula 1 revenue	—	—	610	610
Subscriber acquisition costs	257	—	—	257
Other operating expenses	196	143	—	339
Selling, general and administrative	1,055	39	127	1,221
Impairment, restructuring and acquisition costs, net of recoveries	24	—	—	24
Depreciation and amortization	432	54	326	812
	4,575	236	1,063	5,874
Operating income (loss)	1,276	(93)	(403)	780
Other income (expense):
Interest expense	(347)	(19)	(114)	(480)
Intergroup interest (expense) income	(7)	—	7	—
Share of earnings (losses) of affiliates, net	(331)	(2)	(109)	(442)
Realized and unrealized gains (losses) on financial instruments, net	(228)	(10)	75	(163)
Gains (losses) on dilution of investment in affiliate	1	—	—	1
Unrealized gains (losses) on intergroup interests (note 1)	92	78	(170)	—
Other, net	(20)	(1)	19	(2)
	(840)	46	(292)	(1,086)
Earnings (loss) before income taxes	436	(47)	(695)	(306)
Income tax (expense) benefit	(88)	31	60	3
Net earnings (loss)	348	(16)	(635)	(303)
Less net earnings (loss) attributable to the noncontrolling interests	210	—	3	213
Net earnings (loss) attributable to Liberty stockholders	$138	(16)	(638)	(516)

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2021

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$883	2	29	914
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	451	56	299	806
Stock-based compensation	158	9	21	188
Non-cash impairment and restructuring costs	24	—	—	24
Changes in fair value of contingent consideration	(17)	—	—	(17)
Share of (earnings) loss of affiliates, net	181	(20)	(27)	134
Unrealized (gains) losses on intergroup interests, net	(52)	15	37	—
Realized and unrealized (gains) losses on financial instruments, net	42	(1)	(107)	(66)
Losses (gains) on dilution of investment in affiliate	(152)	—	—	(152)
Deferred income tax expense (benefit)	66	10	(43)	33
Intergroup tax allocation	5	(2)	(3)	—
Other charges (credits), net	94	7	3	104
Changes in operating assets and liabilities
Current and other assets	54	(52)	(47)	(45)
Payables and other liabilities	(439)	(16)	205	(250)
Net cash provided (used) by operating activities	1,298	8	367	1,673
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(66)	—	(152)	(218)
Investment of subsidiary initial public offering proceeds into trust account	—	—	(575)	(575)
Return of investment in equity method affiliates	—	—	38	38
Cash proceeds from sale of investments	27	2	167	196
Cash (paid) received from acquisitions, net of cash acquired	(14)	—	—	(14)
Capital expended for property and equipment, including internal-use software and website development	(244)	(26)	(10)	(280)
Proceeds from insurance recoveries	225	—	—	225
Other investing activities, net	6	8	(1)	13
Net cash provided (used) by investing activities	(66)	(16)	(533)	(615)
Cash flows from financing activities:
Borrowings of debt	6,294	113	—	6,407
Repayments of debt	(5,871)	(67)	(191)	(6,129)
Liberty stock repurchases	(351)	—	(47)	(398)
Subsidiary shares repurchased by subsidiary	(1,174)	—	—	(1,174)
Cash dividends paid by subsidiary	(41)	—	—	(41)
Taxes paid in lieu of shares issued for stock-based compensation	(91)	—	(2)	(93)
Proceeds from initial public offering of subsidiary	—	—	575	575
Settlement of intergroup call spread	(384)	—	384	—
Other financing activities, net	(85)	(6)	(37)	(128)
Net cash provided (used) by financing activities	(1,703)	40	682	(981)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(5)	(5)
Net increase (decrease) in cash, cash equivalents and restricted cash	(471)	32	511	72
Cash, cash equivalents and restricted cash at beginning of period	1,008	185	1,684	2,877
Cash, cash equivalents and restricted cash at end of period	$537	217	2,195	2,949

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2020

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$348	(16)	(635)	(303)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	432	54	326	812
Stock-based compensation	173	(10)	17	180
Non-cash impairment and restructuring costs	24	—	—	24
Share of (earnings) loss of affiliates, net	331	2	109	442
Unrealized (gains) losses on intergroup interests, net	(92)	(78)	170	—
Realized and unrealized (gains) losses on financial instruments, net	228	10	(75)	163
Losses (gains) on dilution of investment in affiliate	(1)	—	—	(1)
Deferred income tax expense (benefit)	33	(15)	(61)	(43)
Intergroup tax allocation	4	(16)	12	—
Other charges (credits), net	50	10	2	62
Changes in operating assets and liabilities
Current and other assets	150	(16)	(282)	(148)
Payables and other liabilities	(301)	19	150	(132)
Net cash provided (used) by operating activities	1,379	(56)	(267)	1,056
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(91)	—	(3)	(94)
Return of investment in equity method affiliates	—	—	105	105
Cash proceeds from sale of investments	—	—	13	13
Cash (paid) received for acquisitions, net of cash acquired	(28)	—	—	(28)
Capital expended for property and equipment, including internal-use software and website development	(230)	(69)	(17)	(316)
Other investing activities, net	10	4	(3)	11
Net cash provided (used) by investing activities	(339)	(65)	95	(309)
Cash flows from financing activities:
Borrowings of debt	2,300	216	522	3,038
Repayments of debt	(1,922)	(62)	(611)	(2,595)
Intergroup Loan (repayment) borrowing	(750)	—	750	—
Liberty stock repurchases	(135)	—	(69)	(204)
Subsidiary shares repurchased by subsidiary	(870)	—	—	(870)
Reattribution between Liberty SiriusXM Group and Liberty Formula One Group	(608)	—	608	—
Proceeds from Liberty SiriusXM common stock rights offering	754	—	—	754
Cash dividends paid by subsidiary	(49)	—	—	(49)
Taxes paid in lieu of shares issued for stock-based compensation	(84)	—	(2)	(86)
Other financing activities, net	(35)	(5)	(26)	(66)
Net cash provided (used) by financing activities	(1,399)	149	1,172	(78)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(1)	(1)
Net increase (decrease) in cash, cash equivalents and restricted cash	(359)	28	999	668
Cash, cash equivalents and restricted cash at beginning of period	507	212	587	1,306
Cash, cash equivalents and restricted cash at end of period	$148	240	1,586	1,974

Notes to Attributed Financial Information (Continued)

(unaudited)

(1)	A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Liberty SiriusXM Group, Liberty Braves Group (the “Braves Group”) and Formula One Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Therefore, the Liberty SiriusXM Group, Braves Group and Formula One Group do not represent separate legal entities, but rather represent those businesses, assets and liabilities that have been attributed to each respective group. Holders of tracking stock have no direct claim to the group's stock or assets and therefore, do not own, by virtue of their ownership of a Liberty tracking stock, any equity or voting interest in a company, such as Sirius XM Holdings Inc. (“Sirius XM Holdings”), Live Nation Entertainment, Inc. (“Live Nation”), Formula 1 or Braves Holdings, in which Liberty holds an interest and that is attributed to a Liberty tracking stock group. Holders of tracking stock are also not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

On April 22, 2020, the Company’s board of directors approved the immediate reattribution of certain assets and liabilities between the Formula One Group and the Liberty SiriusXM Group (collectively, the “reattribution”).

The assets reattributed from the Formula One Group to the Liberty SiriusXM Group, valued at $2.8 billion, consisted of:

●	Liberty’s entire Live Nation stake, consisting of approximately 69.6 million shares of Live Nation common stock;
●	a newly-created Formula One Group intergroup interest, consisting of approximately 5.3 million notional shares of Liberty Formula One common stock, to cover exposure under Liberty’s 1.375% cash convertible senior notes due 2023 (the “Convertible Notes”);
●	the bond hedge and warrants associated with the Convertible Notes;
●	the entire Liberty SiriusXM Group intergroup interest, consisting of approximately 1.9 million notional shares of Liberty SiriusXM common stock, thereby eliminating the Liberty SiriusXM Group intergroup interest; and
●	a portion, consisting of approximately 2.3 million notional shares of Liberty Braves common stock, of the Formula One Group’s intergroup interest in the Braves Group, to cover exposure under the Convertible Notes.

The reattributed liabilities, valued at $1.3 billion, consisted of:

●	the Convertible Notes;
●	Liberty’s 2.25% exchangeable senior debentures due 2048; and
●	Liberty’s margin loan secured by shares of Live Nation.

Similarly, $1.5 billion of net asset value has been reattributed from the Liberty SiriusXM Group to the Formula   One Group, comprised of:

●	a call spread between the Formula One Group and the Liberty SiriusXM Group with respect to 34.8 million of the Live Nation shares that were reattributed to the Liberty SiriusXM Group; and
●	a net cash payment of $1.4 billion from the Liberty SiriusXM Group to the Formula One Group, which was funded by a combination of (x) cash on hand, (y) an additional $400 million drawn from the Company’s existing margin loan secured by shares of common stock of Sirius XM Holdings, resulting in an aggregate outstanding balance of $750 million, and (z) the creation of an intergroup loan obligation from the Liberty SiriusXM Group to the Formula One Group in the principal amount of $750 million, plus interest thereon, which was repaid with the proceeds from the distribution of subscription rights to holders of Liberty SiriusXM common stock in June 2020.

The reattribution is reflected in the Company’s financial statements on a prospective basis.

Notes to Attributed Financial Information (Continued)

(unaudited)

As of September 30, 2021, the Liberty SiriusXM Group is primarily comprised of Liberty’s interests in Sirius XM Holdings and Live Nation, corporate cash, Liberty’s 1.375% Cash Convertible Notes due 2023 and related financial instruments, Liberty’s 2.125% Exchangeable Senior Debentures due 2048, Liberty’s 2.25% Exchangeable Senior Debentures due 2048, Liberty’s 2.75% Exchangeable Senior Debentures due 2049, Liberty’s 0.5% Exchangeable Senior Debentures due 2050 and margin loan obligations incurred by wholly-owned special purpose subsidiaries of Liberty. The Liberty SiriusXM Group holds intergroup interests in the Formula One Group and the Braves Group as of September 30, 2021. In April 2021, the Liberty SiriusXM Group paid approximately $384 million to the Formula One Group to settle its obligation under the call spread with respect to the shares of Live Nation attributed to the Liberty SiriusXM Group. As of September 30, 2021, the Liberty SiriusXM Group has cash and cash equivalents of approximately $529 million, which includes $164 million of subsidiary cash.

As of September 30, 2021, the Braves Group is primarily comprised of our consolidated subsidiary, Braves Holdings, LLC, which indirectly owns the Atlanta Braves Major League Baseball Club (“ANLBC”) and certain assets and liabilities associated with ANLBC’s stadium and mixed use development project and cash. As of September 30, 2021, the Braves Group has cash and cash equivalents of approximately $134 million, which includes $61 million of subsidiary cash.

As of September 30, 2021, the Formula One Group is primarily comprised of all of the businesses, assets and liabilities of Liberty other than those specifically attributed to the Liberty SiriusXM Group or the Braves Group, including Liberty’s interests in Formula 1 and Liberty Media Acquisition Corporation, a minority equity investment in AT&T Inc., cash, an intergroup interest in the Braves Group, Liberty’s 1% Cash Convertible Notes due 2023 and Liberty’s 2.25% Exchangeable Senior Debentures due 2046. In April 2021, the Formula One Group received approximately $384 million from the Liberty SiriusXM Group to settle the call spread with respect to the shares of Live Nation attributed to the Liberty SiriusXM Group. As of September 30, 2021, the Formula One Group has cash and cash equivalents of approximately $2,195 million, which includes $585 million of cash held by Formula 1.

The number of notional shares representing the intergroup interest in the Braves Group held by the Formula One Group is 6,792,903, representing an 11.1% intergroup interest at September 30, 2021. The number of notional shares representing the intergroup interest in the Braves Group held by the Liberty SiriusXM Group is 2,292,037, representing a 3.7% intergroup interest at September 30, 2021. The number of notional shares representing the intergroup interest in the Formula One Group held by the Liberty SiriusXM Group is 5,271,475, representing a 2.2% intergroup interest at September 30, 2021. The intergroup interests represent quasi-equity interests which are not represented by outstanding shares of common stock; rather, the Formula One Group and Liberty SiriusXM Group have attributed interests in the Braves Group, which are generally stated in terms of a number of shares of Liberty Braves common stock, and the Liberty SiriusXM Group also has an attributed interest in the Formula One Group, which is generally stated in terms of a number of shares of Liberty Formula One common stock. Each reporting period, the notional shares representing the intergroup interests are marked to fair value. The changes in fair value are recorded in the Unrealized gain (loss) on intergroup interests line item in the unaudited attributed condensed consolidated statements of operations.

The Braves Group intergroup interests attributable to the Formula One Group and the Liberty SiriusXM Group are reflected in the Investment in intergroup interests line item, and the Braves Group liabilities for the intergroup interests are reflected in the Redeemable intergroup interests line item in the unaudited attributed condensed consolidated balance sheets. Similarly, the Formula One Group intergroup interest attributable to the Liberty SiriusXM Group is reflected in the Investment in intergroup interests line item, and the Formula One Group liability for the intergroup interest is reflected in the Redeemable intergroup interests line item in the unaudited attributed condensed consolidated balance sheets. Both accounts are presented as noncurrent, as there are currently no plans for the settlement of the intergroup interests. Appropriate eliminating entries are recorded in the Company’s condensed consolidated financial statements.

As the notional shares underlying the intergroup interests are not represented by outstanding shares of common stock, such shares have not been officially designated Series A, B or C Liberty Braves common stock and Series A, B or C Liberty Formula One common stock, respectively. However, Liberty has assumed that the notional shares (if and when issued) related to the Formula One Group interest in the Braves Group would be comprised

Notes to Attributed Financial Information (Continued)

(unaudited)

of Series C Liberty Braves common stock in order to not dilute voting percentages and the notional shares (if and when issued) related to the Liberty SiriusXM Group interest in the Braves Group would be comprised of Series A Liberty Braves common stock since Series A Liberty Braves common stock underlie the 1.375% convertible bonds. Therefore, the market prices of Series C Liberty Braves and Series A Liberty Braves common stock are used for the quarterly mark-to-market adjustment for the intergroup interests held by Formula One Group and Liberty SiriusXM Group, respectively, through the unaudited attributed condensed consolidated statements of operations. Liberty has assumed that the notional shares (if and when issued) related to the Liberty SiriusXM Group interest in the Formula One Group would be comprised of Series A Liberty Formula One common stock since Series A Formula One common stock underlie the 1.375% convertible bonds.  Therefore, the market price of Series A Liberty Formula One common stock is used for the quarterly mark-to-market adjustment through the unaudited attributed condensed consolidated statements of operations.

The intergroup interests will remain outstanding until the redemption of the outstanding interests, at the discretion of the Company’s Board of Directors, through transfer of securities, cash and/or other assets from the Braves Group or Formula One Group, respectively, to the respective tracking stock group.

For information relating to investments in affiliates accounted for using the equity method and debt, see notes 6 and 8, respectively, of the accompanying condensed consolidated financial statements.

(2)	Cash compensation expense for our corporate employees is allocated among the Liberty SiriusXM Group, Braves Group and the Formula One Group based on the estimated percentage of time spent providing services for each group. On an annual basis estimated time spent is determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a timelier reevaluation of estimated time spent. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Following the Recapitalization, stock compensation related to each tracking stock is calculated based on actual awards outstanding.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(3)	The intergroup balance at September 30, 2021 and December 31, 2020 is primarily a result of timing of tax benefits.
(4)	The Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty SiriusXM common stock, only Series A and Series B Liberty Braves common stock, or only Series A and Series B Liberty Formula One common stock.

At the option of the holder, each share of Series B common stock of each group will be convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to another other group.